UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TIER REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	68-0509956
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17300 Dallas Parkway, Suite 1010 Dallas, Texas	75248
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	New York Stock Exchange, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The shares of common stock, $0.0001 par value per share, referred to as “Common Stock,” of TIER REIT, Inc. (the “Company,” “we,” “us,” or “our”) were previously registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2005. In connection with the listing of the Common Stock on the New York Stock Exchange, shares of the Common Stock are hereby being registered pursuant to Section 12(b) of the Exchange Act.

Under our charter, we have authority to issue a total of 400,000,000 shares of capital stock.  Of the total shares authorized, 382,499,000 shares are designated as common stock with a par value of $0.0001 per share, 1,000 shares are designated as convertible stock with a par value of $0.0001 per share, 17,490,000 shares are designated as preferred stock with a par value of $0.0001 per share and 10,000 shares are designated as Series A Participating, Voting, Convertible Preferred Stock (the “Series A Preferred Stock”).  Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock without stockholder approval.  Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.  Thus, the board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could adversely affect the voting rights of holders of our issued and outstanding stock, or delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.  In addition, subject to preferential rights in favor of any class of preferred stock, our board of directors is authorized to amend our charter, without the approval of our stockholders, to increase the aggregate number of our authorized shares of capital stock or the number of shares of any class or series that we have authority to issue.

As of June 30, 2015, approximately 50,061,336 shares of our common stock were issued and outstanding, no shares of convertible stock were issued and outstanding and 10,000 shares of our Series A Preferred Stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including election of our directors.  Our charter does not provide for cumulative voting in the election of directors.  Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors.  Subject to any preferential rights of any outstanding series of preferred stock that may be designated, the holders of our common stock are entitled to such dividends as may be authorized from time to time by our board of directors out of legally available funds and, subject to the rights of any outstanding preferred shares, upon liquidation, are entitled to receive all assets available for distribution to our stockholders.  All shares of common stock issued and outstanding are fully paid and non assessable.  Holders of shares of our common stock do not have preemptive rights, which means that stockholders do not have an automatic option to purchase any new shares that we issue, nor any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

DST Systems, Inc. acts as our registrar and as the transfer agent for our shares.

Convertible Stock

Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share.  We issued 1,000 shares of convertible stock to Behringer Advisors, LLC, which shares were all subsequently canceled on August 31, 2012.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. We currently have 10,000 shares of Series A Preferred Stock outstanding, which are described below. Our board of directors has no present plans to issue any other class or series of preferred stock, but may do so at any time in the future without stockholder approval.

Each share of Series A Preferred Stock is entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote, voting as a single class with our common stock.  The affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, will be required for: (1) the adoption of any amendment, alteration or repeal of any provision of the Articles Supplementary governing the Series A Preferred Stock (the “Articles Supplementary”) and the terms of the Series A Preferred Stock that adversely changes, or has the effect of adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock; or (2) the adoption of any amendment, alteration or repeal of any other provision of the charter that materially adversely changes, or has the effect of materially adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock.  In addition, each share of Series A Preferred Stock will participate in dividends and other distributions (other than stock dividends) on par with each share of our common stock, and will be entitled to a $10.00 per share liquidation preference.

The Series A Preferred Stock will automatically convert into shares of our common stock upon any of the following triggering events: (1) in connection with a listing of our common stock on a national exchange (a “Listing Event”); (2) upon a “change of control” of the Company, as defined in the Articles Supplementary; or (3) upon election by the holders of a majority of the then outstanding shares of Series A Preferred Stock, during the period beginning on the date of issuance and ending at the close of business on August 31, 2017.

Upon a triggering event, each share of Series A Preferred Stock will convert into shares of our common stock at a rate equal to the quotient of:

•                                          (1) the “Conversion Value Per Share of Series A Preferred Stock,” calculated as:

•                                          (a) 10% of the excess, if any, of:

•                                          the sum of: (1) the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary, multiplied by the number of shares of common stock outstanding on August 31, 2012, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after August 31, 2012 (the “Outstanding Shares”); plus (2) total distributions in excess of the current distribution rate (on an annual basis, $0.10 per share of our common stock) on the Outstanding Shares after August 31, 2012 and through the date of the event triggering conversion (or, in the case of a Listing Event, through the date of the issuance of our common stock upon the conversion of the Series A Preferred Stock);

over:

•                                          the aggregate value of the Outstanding Shares, equal to the product of:

•                                          the higher of (1) the average of: (a) $4.64, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after August 31, 2012 and prior to the date that we next report an estimated per share value of our common stock; and (b) the publicly reported estimated per share value of our common stock next publicly reported after August 31, 2012, which was $4.325 per share; and (2) the estimated per share value of our common stock next publicly reported after August 31, 2012, which was $4.01 per share; and

•                                          the number of Outstanding Shares;

•                                          (b) divided by the number of shares of Series A Preferred Stock outstanding on the date of the appropriate triggering event;

•                                          (c) and, in the case of a triggering event based on a Listing Event or change of control only, multiplied by 110%;

•                                          (2) divided by the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary (the “Conversion Common Stock Value”).

We agreed to determine the estimated per share value of our common stock during the fourth quarter of 2012 and at least once each subsequent calendar year until the occurrence of a triggering event.  Except in the case of the Conversion Common Stock Value, the estimated per share value is calculated assuming that the Series A Preferred Stock is not outstanding.

Meetings and Special Voting Requirements

An annual meeting of the stockholders is held each year.  Special meetings of stockholders may be called only upon the request of a majority of our directors, the president or upon the written request of stockholders holding at least a majority of all the votes entitled to cast on such matter at the meeting.  Upon receipt of a written request of stockholders holding at least a majority of all the votes entitled to cast on such matter at the meeting stating the purpose of the special meeting, and upon payment to the Company by the stockholders requesting such meeting of the reasonably estimated cost of preparing and mailing notice of the meeting, our corporate secretary will provide all of our stockholders entitled to vote at the meeting notice of the meeting.  The presence of holders of a majority of the outstanding shares entitled to vote at the meeting, either in person or by proxy, will constitute a quorum.  Generally, the affirmative vote of a majority of votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a plurality of votes cast at a meeting duly called at which a quorum is present is sufficient to elect a director.

Under the Maryland General Corporation Law (the “MGCL”) and our charter, we cannot dissolve, amend our charter (except for amendments to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series, to classify or reclassify any unissued shares and to effect certain amendments permitted under Maryland law), merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on the matter. However, under the MGCL, the following events do not require stockholder approval:

•                  stock exchanges in which we are the successor; and

•                  transfers of less than substantially all of our assets.

Our charter provides that our stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the board, upon the affirmative vote of a majority of the entire board, determines that such rights will apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which our stockholders would otherwise be entitled to exercise such rights.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals, including some tax-exempt entities.  In addition, our outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year.  We may prohibit acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).  However, we cannot assure stockholders that this prohibition will be effective.

Our charter contains restrictions on the number of shares of our common stock and all classes of our stock that a person may own.  No person may beneficially own or constructively own, directly or indirectly, either (i) in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock, or (ii) in excess of 9.8% (or such other amount designed by our board of directors pursuant to our charter) in value of the aggregate of the outstanding shares of all classes and series of our stock. .

Our charter further prohibits (1) any person from beneficially owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code, (2) any person from beneficially or constructively owning shares of our stock to the extent that such ownership would result in our failure to qualify as a REIT, (3) any person from constructively owning shares of our stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such, and (4) any person from transferring shares of our stock if the transfer would result in our stock being beneficially owned by fewer than 100 persons.  Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as discussed below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our qualification as a REIT.  The above restrictions will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board, in its sole discretion, may prospectively exempt a person from, or retroactively waive to a person, one or more of the ownership limits and establish or increase an excepted holder limit for such person.  However, our board of directors must obtain such representations and undertakings from such person as are reasonably necessary to ascertain that such person’s beneficial and constructive ownership of such shares will not at that time or in the future jeopardize our ability to qualify as a REIT, and such person must agree that any violation or attempted violation of such representations or undertakings will result in the automatic transfer of the shares of stock causing the violation to the trust, as discussed below.  Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock or any non-transfer event or other changes in circumstances other than a purported transfer which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void.  Any attempted transfer of our stock which, if effective or otherwise, would result in violation of the ownership limits discussed above, in our being “closely held” under Section 856(h) of the Code, in our failing to qualify as a REIT or any of our income to fail to qualify as “rents from real property,” will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.  The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer or non-transfer event.  Shares of our stock held in the trust will be issued and outstanding shares.  The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.  The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust.  These rights will be exercised for the exclusive benefit of the charitable beneficiary.  Any distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.  Any distribution authorized but unpaid will be paid when due to the trustee.  Any distribution paid to the trustee will be held in trust for the charitable beneficiary.  Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

As soon as reasonably practical after receiving notice from us that the shares of our stock have been transferred to the trust, and no later than 20 days of receiving notice in the case that shares of our stock are listed or admitted to trading on any national securities exchange, the trustee will sell the shares to a person whose ownership of the shares will not violate the above ownership limitations.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows.  The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the sales proceeds received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares.  The trustee may reduce the amount payable to the prohibited transferee by the amount of distributions which has been paid to the prohibited transferee and is owed by the prohibited transferee to the trustee.  Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.  If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (x) the shares shall be deemed to have been sold on behalf of the trust and (y) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.  The notice given to stockholders upon issuance or transfer of shares of our stock will refer to the restrictions described above.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer.  We will have the right to accept the offer until the trustee has sold the shares.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee, provided that the trustee may reduce the amount payable to the prohibited transferee by the amount of distributions which has been paid to the prohibited transferee and is owed by the prohibited transferee to the trustee.  Any net sales proceeds in excess of the amount payable to the prohibited transferee shall be immediately paid to the charitable beneficiary.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of any class or series of our stock, upon request following the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock which the stockholder beneficially owns and a description of the manner in which the shares are held.  Each such stockholder will provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits.  In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The foregoing ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Distributions

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Code if we distribute at least 90% of our taxable income. Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow, and general financial condition.  The board’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements.  Distributions are paid to investors who are stockholders as of the record dates selected by our board.  Our board of directors currently authorizes distributions on a quarterly basis.  Because we may receive income from interest or rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.  We may utilize capital, borrow money, issue new securities or sell assets in order to make distributions.

Removal of Directors

Our charter provides that a director may be removed from office for cause and only at an annual or special meeting of stockholders by the affirmative vote of the shares entitled to cast a majority of all of the votes entitled to be cast generally in the election of directors.

Provisions of Maryland Law and of Our Charter and Bylaws

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•                  any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his or her shares.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter.  “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter.  Our charter eliminates all appraisal rights of stockholders.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  We can offer no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board;

•                  two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•                  a requirement for the calling of a special meeting of stockholders only at the written request of stockholders entitled to cast at least a majority of the votes at the meeting.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require, subject to the rights of holders of any class or series of preferred stock to elect or remove one or more directors, the affirmative vote of shares entitled to cast a majority of all the votes entitled to be cast generally in the election of directors for the removal of any director from the board of directors, (2) vest in the board of directors the exclusive power to fix the number of directorships and (3) require, unless called by our board of directors or the president, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to act on any matter that may properly be considered at a meeting of stockholders.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by any stockholder who is entitled to vote at the meeting in the election of each person so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws, provided that such stockholder was a stockholder of record both at the time of giving notice and at the time of the annual meeting.  With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to the board of directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the board of directors, or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws, provided that such stockholder was a stockholder of record both at the time of giving notice and at the time of the special meeting.  The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Item 2. Exhibits.

The documents listed below are filed as exhibits to this registration statement:

Exhibit No.	Description

3.1	Ninth Articles of Amendment and Restatement (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 28, 2011)
3.2	Articles Supplementary (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on September 6, 2012)
3.3	Articles of Amendment of the Company (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 25, 2013)
3.4	Second Articles of Amendment of the Company (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 3, 2015)
3.5	Third Articles of Amendment of the Company (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 3, 2015)
3.6	Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on August 8, 2011)
3.7	Amendment to the Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on February 5, 2013)
3.8	Amendment to the Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 25, 2013)
4.1

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (previously filed and incorporated by reference to Exhibit 4.4 to the Company’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 filed on April 24, 2008)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TIER REIT, INC.
(Registrant)

July 22, 2015	/s/ Telisa Webb Schelin
Telisa Webb Schelin
Chief Legal Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Ninth Articles of Amendment and Restatement (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 28, 2011)
3.2	Articles Supplementary (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on September 6, 2012)
3.3	Articles of Amendment of the Company (previously filed and incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 25, 2013)
3.4	Second Articles of Amendment of the Company (previously filed and incorporated by reference Exhibit 3.1 to the Company’s Form 8-K filed on June 3, 2015)
3.5	Third Articles of Amendment of the Company (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 3, 2015)
3.6	Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on August 8, 2011)
3.7	Amendment to the Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on February 5, 2013)
3.8	Amendment to the Second Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 25, 2013)
4.1

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (previously filed and incorporated by reference to Exhibit 4.4 to the Company’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 filed on April 24, 2008)